Exhibit 15.3

[Letterhead of Conyers Dill & Pearman]

June 16, 2006

Ninetowns Digital World Trade Holdings Limited

5th Floor, Union Plaza

20 Chaowai Street

Chaoyang District

Beijing 100020

The People's Republic of China

Dear Sirs,

Ninetowns Digital World Trade Holdings Limited (the "Company")
Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F of Ninetowns Digital World Trade Holdings Limited with the U.S. Securities and Exchange Commission, and to the reference therein to our firm under the heading "Enforceability of civil liabilities" in the annual report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman